Exhibit 99.1

Citizens South Banking Corporation Announces a 49.5% Increase in
Second Quarter Net Income

          GASTONIA, N.C., July 17 /PRNewswire-FirstCall/ -- Citizens South Banking Corporation (Nasdaq: CSBC), the holding company for Citizens South Bank, announced net income for the quarter ended June 30, 2006, of $1.3 million, or $0.17 per diluted share, compared to $901,000, or $0.13 per diluted share, for the quarter ended June 30, 2005.  This represents a $446,000, or 49.5%, increase in net income for the second quarter of 2006 when compared to the second quarter of 2005.  Also, diluted earnings per share increased by $0.04, or 30.8%, for the same periods.  Net operating income, which excludes net gains on sales of assets and merger-related expenses, amounted to $1.3 million, or $0.17 per diluted share, for the quarter ended June 30, 2006, compared to $904,000, or $0.13 per diluted share, for the quarter ended June 30, 2005.

          Net interest income increased by $1.5 million, or 42.3%, during the second quarter of 2006 compared to the second quarter of 2005. This increase was primarily the result of the acquisition of Trinity Bank, continued loan growth, a change in the asset mix, and margin expansion.  Total loans increased by $18.1 million, or 14.8% annualized, to $509.9 million during the second quarter of 2006.  This increase in loans was primarily funded by an increase in deposits and maturing investment securities.  The Company’s net interest margin increased from 3.39% during the first quarter of 2006 to 3.41% during the second quarter of 2006.

          The Company’s credit quality remains at a favorable level when compared with industry peers.  Nonperforming assets totaled $2.7 million, or 0.37% of total assets, at June 30, 2006, compared to $2.8 million, or 0.41% of total assets, at the end of the first quarter of 2006.  Management remains focused on maintaining the high level of loan quality as the Company pursues additional loan growth and market expansion.

          During the second quarter of 2006, the Company’s total deposits increased by $15.6 million, or 12.0% annualized, as compared to the first quarter of 2006.  As of June 30, 2006, total deposits were $538.3 million.

          Noninterest income increased by $254,000, or 22.8%, to $1.4 million for the quarter ended June 30, 2006, compared to $1.1 million for the quarter ended June 30, 2005.  This increase was largely attributable to the expanded customer base developed during the year and acquired through the Trinity acquisition, which resulted in higher fee income from loan and deposit products.

          Noninterest expense increased by $911,000, or 27.0%, to $4.3 million for the second quarter of 2006.  These increased expenses are largely associated with the staffing and operations of three additional full-service offices resulting from the acquisition of Trinity Bank, the opening of a new full- service office in Belmont, North Carolina, and the opening of a new loan production office in Rock Hill, South Carolina.

          Kim S. Price, President and CEO, commented, “The completion of the Trinity Bank integration and the execution of our Performance Enhancement Plan have proven positive to the earnings capacity of the Company, resulting in record $0.17 earnings per share for the quarter.  Our increased revenue has been fueled by loan and deposit growth, a changing balance sheet mix, and continued margin improvement.  We are also pleased with the continued high quality of our asset portfolio. In addition, our retail and commercial banking teams are experiencing increasing success in providing community banking services in the vibrant Charlotte region.”

          Citizens South Bank, headquartered in Gastonia, North Carolina, was founded in 1904.  At June 30, 2006, the Bank had approximately $718 million in assets, operated 14 full-service offices located in four North Carolina counties - Gaston, Rowan, Iredell, and Union - and operated two loan production offices in Mecklenburg County, North Carolina, and York County, South Carolina.

          Forward-looking Statements

          This news release contains certain forward-looking statements which include, but are not limited to, statements of our earnings expectations, statements regarding our operating strategy, and estimates of our future costs and benefits. These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Forward-looking statements speak only as of the date they are made and the Company is under no duty to update these forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that could cause such a difference include, but are not limited to, changes in general economic conditions - either locally or nationally, competition among depository and financial institutions, our ability to successfully integrate Trinity Bank, the continuation of current revenue and expense trends, unforeseen changes in the Company’s markets, and legal, regulatory, or accounting changes.  The Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2005, describe some of these factors.

Citizens South Banking Corporation
Selected Financial Information
(dollars in thousands, except per share data)

	Quarter ended June 30, 2006	Quarter ended June 30, 2005	Six Months ended June 30, 2006	Six Months ended June 30, 2005

Reconciliation of GAAP to non-GAAP Measures:
Net income, as reported (GAAP)	$1,347	$901	$2,534	$1,803
Non-operating items:
(Gain)/ loss on sale of assets, net	(9)	5	48	(63)
Merger and integration related expense	0	0	57	0
Related income taxes (39%)	3	(2)	(41)	25
Net Operating Income	$1,341	$904	$2,598	$1,765
Per Share Data:
Average common shares outstanding, basic	8,049,042	6,969,151	8,053,954	7,026,493
Basic net income - GAAP	$0.17	$0.13	$0.31	$0.26
Basic net income - Operating	0.17	0.13	0.32	0.25
Average common shares outstanding, diluted	8,123,232	7,029,230	8,131,987	7,115,649
Diluted net income - GAAP	$0.17	$0.13	$0.31	$0.25
Diluted net income - Operating	0.17	0.13	0.32	0.25
Cash dividends declared	$0.075	$0.07	$0.15	$0.14
Period-end book value	10.24	9.76	10.24	9.76
Financial Ratios (annualized):
Return on average stockholders’ equity - GAAP	6.37%	5.16%	6.05%	5.12%
Return on average stockholders’ equity - Operating	6.34	5.18	6.19	5.01
Return on average assets - GAAP	0.76%	0.71%	0.72%	0.71%
Return on average assets - Operating	0.75	0.71	0.74	0.70
Efficiency ratio - GAAP	65.04%	70.57%	67.40%	70.02%
Efficiency ratio - Operating	65.13	70.44	66.73	70.25
Net interest margin	3.41%	3.23%	3.41%	3.26%
Average equity to average assets	11.90	13.68	11.97	13.92
Asset Quality Data:
Allowance for loan losses	$5,414	$3,271	$5,414	$3,271
Nonperforming loans	1,974	1,413	1,974	1,413
Nonperforming assets	2,653	1,745	2,653	1,745
Net charge-offs (recoveries)	127	33	253	33
Allowance for loan losses to total loans	1.06%	0.99%	1.06%	0.99%
Nonperforming loans to total loans	0.39	0.43	0.39	0.43
Nonperforming assets to total assets	0.37	0.34	0.37	0.34
Average Balances:
Total assets	$710,799	$511,701	$706,683	$509,834
Loans receivable, net of unearned income	487,137	329,259	480,045	326,033
Interest-earning assets	613,899	454,617	610,500	450,809
Deposits	495,004	372,947	490,332	372,020
Interest-bearing liabilities	583,864	412,648	579,606	410,064
Stockholders’ equity	84,613	69,996	84,564	70,965
At Period End:
Total assets	$718,160	$514,894	$718,160	$514,894
Loans receivable, net	504,499	327,927	504,499	327,927
Interest-earning assets	626,109	455,644	626,109	455,644
Deposits	538,265	372,385	538,265	372,385
Interest-bearing liabilities	588,234	417,636	588,234	417,636
Stockholders’ equity	84,530	70,877	84,530	70,877

Citizens South Banking Corporation
Consolidated Statements of Financial Condition
(dollars in thousands)

	June 30, 2006	December 31, 2005

	(unaudited)
ASSETS
Cash and due from banks	$13,931	$8,863
Interest-earning bank balances	3,491	17,790
Cash and cash equivalents	17,422	26,653
Investment securities available-for-sale, at fair value	53,373	53,429
Mortgage-backed securities available-for-sale, at fair value	61,321	70,236
Loans receivable, net unearned income	509,913	473,336
Allowance for loan losses	(5,414)	(5,104)
Loans receivable, net	504,499	468,232
Real estate acquired through foreclosure, net	679	1,157
Premises and equipment, net	19,298	19,819
Accrued interest receivable	2,617	2,539
Federal Home Loan Bank stock, at cost	3,941	4,084
Intangible assets	32,028	32,424
Bank owned life insurance	15,218	14,828
Other assets	7,764	7,693
Total assets	$718,160	$701,094
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposit accounts	$89,025	$85,489
Money market deposit accounts	108,506	104,421
Savings accounts	19,426	23,654
Time deposits	321,308	303,980
Total deposits	538,265	517,544
Borrowed money	87,297	91,342
Deferred compensation	5,419	5,849
Other liabilities	2,649	2,101
Total liabilities	633,630	616,836
Stockholders’ Equity:
Common stock issued and outstanding, $0.01 par value, 20,000,000 shares authorized, 9,062,727 issued at June 30, 2006 and December 31, 2005 and 8,252,508 shares outstanding at June 30, 2006 and 8,291,544 shares outstanding at December 31, 2005	91	91
Additional paid-in-capital	68,480	68,468
Unallocated common stock held by Employee Stock Ownership Plan	(1,522)	(1,613)
Unearned compensation related to Recognition and Retention Plan	(1,279)	(1,419)
Retained earnings, substantially restricted	31,384	30,311
Accumulated unrealized loss on securities available-for-sale, net of tax	(2,263)	(1,567)
Treasury stock of 810,219 shares at June 30, 2006, and 711,183 shares at December 31, 2005	(10,361)	(10,013)
Total stockholders’ equity	84,530	84,258
Total liabilities and stockholders’ equity	$718,160	$701,094

Citizens South Banking Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Interest income
Loans	$9,193	$4,960	$17,697	$9,592
Investment securities	499	373	991	770
Interest-bearing deposits	124	119	276	154
Mortgage-backed and related securities	667	676	1,383	1,413
Total interest income	10,483	6,128	20,347	11,929
Interest Expense
Deposits	4,216	1,945	7,944	3,642
Borrowed funds	1,053	518	2,090	993
Total interest expense	5,269	2,463	10,034	4,635
Net interest income	5,214	3,665	10,313	7,294
Provision for loan losses	280	120	565	270
Net interest income after provision for loan losses	4,934	3,545	9,748	7,024
Noninterest Income
Fee income on deposit accounts	736	611	1,414	1,155
Fee income on mortgage banking and lending activities	256	127	505	240
Dividends on FHLB stock	57	42	111	79
Increase in cash value of bank-owned life insurance	167	148	414	309
Fair value adjustment on deferred compensation assets	(21)	78	43	31
Net gain / (loss) on sale of assets	9	(4)	(47)	63
Other noninterest income	165	113	343	223
Total noninterest income	1,369	1,115	2,783	2,100
Noninterest Expense
Compensation and benefits	2,201	1,740	4,580	3,406
Fair value adjustment on deferred compensation obligation	(21)	78	43	31
Occupancy and equipment expense	667	496	1,379	981
Professional services	134	160	304	310
Amortization of intangible assets	186	84	372	171
Merger and integration related expenses	0	0	57	0
Other noninterest expenses	1,114	812	2,092	1,656
Total noninterest expense	4,281	3,370	8,827	6,555
Income before income taxes	2,022	1,290	3,704	2,569
Provision for income taxes	675	389	1,170	766
Net income	$1,347	$901	$2,534	$1,803
Basic earnings per share	$0.17	$0.13	$0.31	$0.26
Diluted earnings per share	$0.17	$0.13	$0.31	$0.25
Basic average common shares outstanding	8,049,042	6,969,151	8,053,954	7,026,493
Diluted average common shares outstanding	8,123,232	7,029,230	8,131,987	7,115,649

SOURCE  Citizens South Banking Corporation
          -0-                                                  07/17/2006
          /CONTACT:  Gary F. Hoskins, CFO of Citizens South Banking Corporation,
+1-704-884-2263, or gary.hoskins@citizenssouth.com /
          /Web site:  http://www.citizenssouth.com /
          (CSBC)

CO:	Citizens South Banking Corporation; Citizens South Bank
ST:	North Carolina, South Carolina
IN:	FIN
SU:	ERN